SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-b(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

RADIANT SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:[1]

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

[1]	Set forth the amount on which the filing fee is calculated and state how it was determined.

July 23, 2004

Dear Shareholder:

This year’s Annual Meeting of Shareholders of Radiant Systems, Inc. will be held on Friday, August 20, 2004, at 10:00 a.m., local time, at the offices of Smith, Gambrell & Russell, LLP, Promenade II Building, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309. You are cordially invited to attend.

The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

A copy of the Company’s 2003 Annual Report is also enclosed for your information. It includes the Company’s audited financial statements for the year ended December 31, 2003, as well as information on the Company’s operations, markets and products and services.

We look forward to seeing you at the Annual Meeting.

Very truly yours,

/s/ John Heyman
John Heyman
Chief Executive Officer

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 20, 2004

The annual meeting of shareholders of Radiant Systems, Inc. (the “Company”) will be held on Friday, August 20, 2004 at 10:00 a.m., at the offices of Smith, Gambrell & Russell, LLP, Promenade II Building, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309, for the following purposes:

(1) To elect two (2) Class II directors to the Board of Directors, to serve for a term of three years and until their successors are elected and qualified; and

(2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on July 8, 2004 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ John Heyman
JOHN HEYMAN
Chief Executive Officer

Alpharetta, Georgia

July 23, 2004

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

ANNUAL MEETING OF SHAREHOLDERS

AUGUST 20, 2004

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Radiant Systems, Inc. (the “Company”) for the Annual Meeting of Shareholders to be held on August 20, 2004, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about July 23, 2004. The address of the principal executive offices of the Company is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

The Board has designated Alon Goren and John H. Heyman, and each or either of them, as proxies to vote the shares of common stock, no par value per share (the “Common Stock”) solicited on its behalf. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder’s directions specified thereon. Where no direction is specified, proxies will be voted for the election of the director nominees named below. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates, but will be counted as present for the purpose of determining the presence of a quorum for the transaction of business. If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of voting for directors. However, with respect to any matters other than the election of directors, an abstention or broker non-vote would have the effect of a vote against the proposal in question.

The record of shareholders entitled to vote at the annual meeting was taken on July 8, 2004. On that date the Company had outstanding and entitled to vote 28,822,968 shares of Common Stock, with each share of Common Stock entitled to one vote. A majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of July 15, 2004 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer (as defined herein); and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class
Erez Goren(2)	3,070,280		10.65%
Alon Goren(3)	4,826,860	(4)	16.67%
John H. Heyman	600,131	(5)	2.06%
Andrew S. Heyman	411,348	(6)	1.41%
Carlyle M. Taylor	249,469	(7)	*
James S. Balloun	120,900	(8)	*
Mark E. Haidet	118,158	(9)	*
J. Alexander Douglas, Jr.	48,400	(10)	*
Michael Z. Kay	45,067	(11)	*
Credit Suisse Asset Management, LLC	2,189,213	(12)	7.60%
A. Alex Porter	1,468,326	(13)	5.09%
All directors and executive officers as a group (8 persons)	6,420,333	(14)	21.38%

*	Less than 1% of outstanding shares

(1)	“Beneficial Ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days of July 15, 2004. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Pursuant to the Rules of the Securities and Exchange Commission, certain shares of the Company’s Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The business address of Erez Goren is 3905 Brookside Parkway, Alpharetta, Georgia 30022.

(3)	The business address of Alon Goren is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

(4)	Includes 131,010 shares of Common Stock subject to stock options that are currently exercisable.

(5)	Includes 256,544 shares of Common Stock subject to stock options that are currently exercisable.

(6)	Includes 320,614 shares of Common Stock subject to stock options that are currently exercisable.

(7)	Includes 203,298 shares of Common Stock subject to stock options that are currently exercisable.

(8)	Includes 83,400 shares of Common Stock subject to stock options that are currently exercisable.

(9)	Includes 113,520 shares of Common Stock subject to stock options that are currently exercisable.

(10)	Includes 48,400 shares of Common Stock subject to stock options that are currently exercisable.

(11)	Includes 45,067 shares of Common Stock subject to stock options that are currently exercisable.

(12)	Based on a Form 13G/A filed with the Commission on June 10, 2004 by Credit Suisse Asset Management, LLC. The Company makes no representation as to the accuracy or completeness of the information reported. The address of Credit Suisse Asset Management, LLC is 466 Lexington Avenue, 12th Floor, New York, New York 10017.

(13)	Based on a Schedule 13G filed with the Commission on November 6, 2003 by the group of A. Alex Porter, Paul Orlin, Geoffrey Hulme, and Jonathan W. Friedland. The Company makes no representation as to the accuracy or completeness of the information reported. The address reported by the group of Messrs. Porter, Orlin, Hulme, and Friedland is 666 5th Avenue, 34th Floor, New York, New York 10103.

(14)	Includes 1,201,853 shares of Common Stock subject to stock options that are currently exercisable.

ELECTION OF DIRECTORS

The Board of Directors of the Company consists of (5) directors, divided into three classes, with members of each class of directors serving for staggered three-year terms. The Board currently consists of two Class II directors, John H. Heyman and James S. Balloun, whose terms will expire at the 2004 Annual Meeting of Shareholders, two Class III directors, J. Alexander Douglas, Jr. and Michael Z. Kay, whose terms will expire at the 2005 Annual Meeting of Shareholders, and one Class I director, Alon Goren, whose term will expire at the 2006 Annual Meeting of Shareholders. The Board of Directors has nominated John H. Heyman and James S. Balloun for re-election as Class II directors of the Company. The Board of Directors recommends that you vote “for” the election of these nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than two nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the Common Stock is required for the election of the two nominees standing for election. Management of the Company has no reason to believe that any nominee will not serve if elected.

The following persons have been nominated by management for election to the Board of Directors as Class II directors to succeed themselves for a term of three years, expiring at the 2007 Annual Meeting of Shareholders, and until their successors are elected and qualified:

James S. Balloun, age 66, is the Chairman of the Board, President and Chief Executive Officer of Acuity Brands, Inc. He formerly served as Chairman of the Board and Chief Executive Officer of National Service Industries, Inc., a diversified service and manufacturing company, from February 1996 until the spin off of Acuity Brands, Inc. from National Service Industries, Inc. in December 2001, and as its President from October 1996 until the spin off of Acuity Brands. He was previously affiliated with the management consulting firm of McKinsey & Company, Inc., of which he served as a Director from June 1976 until January 1996. Mr. Balloun has been a director of the Company since April 1997. Mr. Balloun is also a director of Georgia Pacific Corporation and Wachovia Corporation.

John H. Heyman, age 42, has served as Chief Executive Officer since January 2002 and as a director of the Company since June 1996. Mr. Heyman served as Chief Financial Officer of the Company from September 1995 until January 2003 and as Executive Vice President of the Company from September 1995 to December 2001. Mr. Heyman served as Vice President and Chief Financial Officer of Phoenix Communications, Inc., a commercial printer, from March 1991 to August 1995. From 1989 to 1991, Mr. Heyman served as Vice President, Acquisitions of Forsch Corporation, a diversified manufacturing company. From 1983 to 1987, Mr. Heyman served in a variety of capacities with Arthur Andersen LLP, where he worked primarily with middle market companies and technology firms. Mr. Heyman has an MBA from Harvard Business School and a BBA degree in Accounting from the University of Georgia. He is the brother of Andrew S. Heyman, the Chief Operating Officer of the Company.

Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the annual meeting of shareholders.

Class III Directors, serving for a term expiring at the 2005 Annual Meeting of Shareholders:

J. Alexander Douglas, Jr., age 42, currently serves as Director, Vice President and Chief Customer Officer of The Coca-Cola Company. Mr. Douglas joined The Coca-Cola Company in January 1988 as district sales manager in Coca-Cola Fountain, USA and held a variety of positions with increasing responsibility. In 1994, he was named Vice President for CCE Sales & Marketing Group, and in 1998 his responsibilities included the entire North American Field Sales & Marketing Groups. In 2000, he was named Executive Vice President and Chief Operating Officer of Coca-Cola North America, and he was named President of the North American Division in 2001. After graduating from the University of Virginia in 1983, Mr. Douglas began his career at The Procter & Gamble Company working in a variety of sales and sales management positions. Mr. Douglas has been a director of the Company since August 2001.

Michael Z. Kay, age 64, has served as Chairman of the Board of Magnatrax Corporation, a supplier of engineered products for construction industries since September 2001. From September 1991 to September 2001, Mr. Kay served as President and Chief Executive Officer of LSG Sky Chefs, the world’s largest inflight catering alliance. Mr. Kay served as Executive Vice President and Management Consultant of Charter Medical Corporation from May 1990 to May 1991. From 1964 to 1991, Mr. Kay held management positions within the hotel and hospitality industry, with several organizations including Portman Hotel Company, Omni International Hotels, Ltd., and Americana Hotels, Inc. Mr. Kay has been a director of the Company since April 2002. Mr. Kay also serves as director for National Service Industries, American Marketing Association Foundation, and City Cares.

Class I director, serving for a term expiring at the 2006 Annual Meeting of Shareholders.

Alon Goren, age 38, has served as Co-Chairman of the Board and Chief Technology Officer of the Company since its inception in 1985. Mr. Goren became sole Chairman of the Board in January 2004 with the departure of Erez Goren. Mr. Goren has a B.S. in Computer Systems Engineering from Rensselaer Polytechnic Institute. He is the brother of Erez Goren.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2003, its officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them.

Although it is not the Company’s obligation to make filings pursuant to Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report to the Chief Executive Officer of the Company prior to engaging in any transactions in the Company’s Common Stock.

MEETINGS OF THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD

The Board of Directors held six meetings and acted by unanimous written consent five times during the year ended December 31, 2003. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served. We have determined that James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay qualify as independent directors under the rules promulgated by the National Association of Securities Dealers, Inc. (“NASD”) for companies listed on the Nasdaq National Market (“NASDAQ”). Four members of the Board of Directors attended the Company’s 2003 Annual Meeting of Shareholders.

The Company’s Board of Directors has three standing committees – the Audit Committee, the Compensation Committee and the Nominating Committee. The Charter for each Committee, as in effect from time to time, may be found on our website, www.radiantsystems.com. All of our Committees are comprised solely of independent directors, consistent with the independence standards defined by the Securities and Exchange Commission (“SEC”) and NASDAQ. Additionally, a special independent committee of the Board of Directors composed of Messrs. Balloun, Douglas and Kay, formed to evaluate the eventual split-off transaction involving the Company’s enterprise software business, held ten meetings in 2003.

Each Committee has the right to retain its own legal and other advisors.

The Audit Committee presently consists of James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay. The Audit Committee has been assigned the principal function of reviewing the internal and external financial reporting of the Company, reviewing the scope of the independent audit and considering comments by the auditors regarding internal controls and accounting procedures and management’s response to these comments. The Audit Committee held seven meetings and acted once by unanimous written consent during 2003. Pursuant to its Charter, our Audit Committee will be comprised of at least three members appointed by our Board of Directors, each of whom must satisfy the membership requirements of independence and financial literacy. Currently, all of the Audit Committee members meet the NASDAQ and SEC requirements of independence. We have determined that Messrs. Balloun and Kay are our Audit Committee Financial Experts. Our Audit Committee Charter is attached to this Proxy Statement as Appendix A.

The Compensation Committee presently consists of James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management. The Compensation Committee did not meet during 2003. The Company combined its Stock Option Committee and its Compensation Committee in July 2004.

The Nominating Committee presently consists of James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay. The Nominating Committee was formed by the Company in July 2004 in accordance with recently enacted SEC and NASDAQ regulations and therefore the Committee did not meet in 2003. Prior to the Company’s formation of the Nominating Committee, the Committee’s functions were reserved to the full Board of Directors. The responsibilities of our Nominating Committee are to set qualification standards for director nominees, to assist the Board in identifying individuals qualified to become Board Members and to nominate individuals for election to the Board of Directors.

Shareholder Nominations

Any shareholder entitled to vote for the election of directors may nominate a person or persons for election as a director only if written notice of such shareholder’s intention to make any such nomination is given either by personal delivery or mailed by the United States Mail, postage prepaid, certified and return receipt requested, to the Secretary of the Company not later than the later of (i) the close of business on the seventh (7th) calendar day following the date on which notice of the meeting of shareholders for the election of directors is first given to shareholders (any such notice of meeting of shareholders shall not be given earlier than the record date for the meeting of shareholders) and (ii) a date ninety (90) days prior to the date of the meeting of shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had each nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.

The Company’s Nominating Committee will evaluate and consider desired Board Member skills and attributes identifying director candidates including applicable legal and regulatory definitions of independence, as well as considerations including diversity, personal integrity and judgment, age, skills, experience, prominence in their profession, concern for the interest of the stockholders, the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the Company, and the current state of the Company, all in the context of the needs of the Board of Directors at that point in time. The Committee will apply the same standards in considering director candidates recommended by the shareholders as it applies to other candidates.

Independent members of our Board of Directors may be contacted by letter directed to the named member in care of Radiant Systems, Inc., Office of the Corporate Secretary, 3925 Brookside Parkway, Alpharetta, Georgia 30022. The sealed envelopes will be sent on to the addressee by our corporate secretary.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of independent directors as required by and in compliance with the listing standards of the NASD and NASDAQ. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2003 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. The independent auditors have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence), as currently in effect, and the Audit Committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to the Company is compatible with maintaining the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

James S. Balloun

J. Alexander Douglas, Jr.

Michael Z. Kay

The information in the foregoing Audit Committee Report shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate the report by reference.

EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

Name	Age	Position Held

Alon Goren	38	Chairman of the Board and Chief Technology Officer

John H. Heyman	42	Chief Executive Officer and Director

Mark E. Haidet	36	Chief Financial Officer

Andrew S. Heyman	40	Chief Operating Officer

Carlyle M. Taylor	50	President – Radiant Computer Products

Executive officers are appointed by the Board of Directors of the Company and hold office at the pleasure of the Board. Executive officers devote their full time to the affairs of the Company. See “Election of Directors” for information with respect to Alon Goren and John H. Heyman.

Mark E. Haidet has served as Chief Financial Officer of the Company since January 2003. He joined Radiant in June of 1997 and has served in various leadership roles across the business operations. Prior to joining Radiant, Mr. Haidet served as a management consultant with Andersen Business Consulting, focusing on finance re-engineering and corporate performance management from December 1992 to June 1997. Previously, Mr. Haidet was a certified public accountant with Arthur Andersen’s financial audit practice. He has a bachelor of science degree in accounting from Miami University, Ohio.

Andrew S. Heyman currently serves as Radiant Systems’ Chief Operating Officer. Since joining the Company in 1996, Mr. Heyman has held a variety of key leadership positions including Executive Vice President & President of Radiant Systems, Inc., Vice President—Convenience Store Division, and Managing Director of the Radiant Solutions Group. Mr. Heyman served as a senior manager with Accenture (formerly Andersen Consulting) from 1987 to December 1995. He holds a M.S. degree in Computer Information Systems from Georgia State University and a B.B.A. in Finance from the University of Georgia. He is the brother of John H. Heyman.

Carlyle M. Taylor has served as Executive Vice President of the Company since April 1998 and as President – Radiant Computer Products since January 2002. He formerly served as Vice President—Integration and Support of the Company from September 1995 to April 1998. Prior to joining Radiant, Mr. Taylor served in various capacities with NCR Corporation (formerly AT&T Global Information Solutions) in the retail information systems area from 1978 to September 1995, including most recently as Assistant Vice President of the scanner business unit. Mr. Taylor received a B.S. degree in Mathematics from North Carolina Wesleyan College.

EXECUTIVE COMPENSATION

The following table presents certain information for the fiscal years ended December 31, 2003, 2002 and 2001 concerning compensation earned for services rendered in all capacities by the Company’s Chief Executive Officer, the Company’s former Co-Chief Executive Officer and the four most highly compensated other executive officers of the Company during the year ended December 31, 2003 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards Securities Underlying Options(#)
Name and Principal Position	Year	Salary($)		Bonus($)
Alon Goren	2003	$236,923		$27,090	40,000
Chairman and Chief Technology	2002	33,411	(4)	45,000	60,000
Officer	2001	110,785		13,012	110,010

John H. Heyman	2003	$236,923		$19,590	40,000
Chief Executive Officer(1)	2002	35,382	(4)	65,000	117,500
	2001	118,368		13,232	110,295

Erez Goren	2003	$236,923		$24,307	0
Former Co-Chairman and Co-Chief	2002	35,386	(4)	45,000	55,000
Executive Officer(2)	2001	111,085		13,252	110,230

Mark E. Haidet	2003	$165,769		$27,600	45,000
Chief Financial Officer(3)	2002	99,313	(4)	39,220	7,500
	2001	125,129		65,529	48,520

Andrew S. Heyman	2003	$236,923		$37,700	40,000
Chief Operating Officer	2002	35,223	(4)	109,093	40,000
	2001	124,132		13,228	110,308

Carlyle M. Taylor	2003	$173,540		$47,045	25,000
President – Radiant Computer	2002	31,731	(4)	49,338	25,000
Products	2001	123,462		43,846	102,050

(1)	Mr. Heyman also served as Chief Financial Officer until January 2003.

(2)	Mr. Goren served as Co-Chairman and Co-Chief Executive Officer until January 2004.

(3)	Mr. Haidet was elected as Chief Financial Officer in January 2003.

(4)	In conjunction with the Company’s efforts to reduce its operating costs, in the fourth quarter of 2001, the Company initiated a change in compensation to its senior management team, including the Named Executive Officers. Under this plan, each individual was granted a certain number of stock options in return for a specified reduction in salary compensation. During the fourth quarter of 2002, salaries previously forfeited by the Company’s senior management team, including the Named Executive Officers, were reinstated.

The following table provides certain information concerning individual grants of stock options under the Company’s stock option plans made during the year ended December 31, 2003 to the Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Options Granted(1)(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($ Per Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%

Alon Goren	40,000	3.3%	$6.75	10/15/2013	$169,801	$430,310

John H. Heyman	40,000	3.3%	$6.75	10/15/2013	$169,801	$430,310

Mark E. Haidet	45,000	3.7%	$6.75	10/15/2013	$191,026	$484,099

Andrew S. Heyman	40,000	3.3%	$6.75	10/15/2013	$169,801	$430,310

Carlyle M Taylor	25,000	2.1%	$6.75	10/15/2013	$106,125	$268,944

Erez Goren(3)	0	0%	N/A	N/A	N/A	N/A

(1)	The options granted become exercisable in equal increments over a period of four years.

(2)	The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company’s Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company’s Common Stock.

(3)	Erez Goren served as Co-Chairman and Co-Chief Executive Officer of the Company until January 2004.

The following table provides certain information concerning options exercised during the year ended December 31, 2003 and the value of unexercised options held by the Named Executive Officers as of December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year

Name	Shares Acquired on Exercise (#)	Value Realized($)	Number of Unexercised Options at Fiscal Year End (#)		Value of Unexercised In- the-Money Options at Fiscal Year End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alon Goren	—	—	106,010	105,000	$334,023	$110,000
John H. Heyman	—	—	217,169	148,125	216,547	110,000
Mark E. Haidet	—	—	97,895	66,874	162,579	99,000
Andrew S. Heyman	—	—	300,614	90,000	657,745	110,000
Carlyle M. Taylor	—	—	190,798	58,750	202,089	74,250
Erez Goren(2)	—	—	103,980	61,250	238,537	44,000

(1)	Dollar values were calculated by determining the difference between the closing price of $8.40 per share of Common Stock, as reported by The Nasdaq Stock Market on December 31, 2003, and the exercise price of the options.

(2)	All of Erez Goren’s unvested stock options were terminated on January 31, 2004 with his departure from the Company.

Directors’ Fees

The Company’s present policy is not to pay any cash compensation to its directors. Each non-employee director of the Company receives an automatic grant of options to purchase 15,000 shares of Common Stock on the last business day of each fiscal year of the Company. Each non-employee director of the Company is also reimbursed for travel and other expenses incurred in connection with the performance of their duties.

In addition, all new non-employee directors of the Company receive a one-time grant of an option to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of such stock on the date of grant, which options vest over a period of three years. All such options expire, unless previously exercised or terminated, ten years from the date of grant.

Beginning in 2004, the Audit Committee Chairman will receive a $5,000 annual retainer.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is currently comprised of James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay. None of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during 2003. There were no material transactions between the Company and any of the members of the Compensation Committee during 2003.

Agreements with Employees

All employees of the Company, including executive officers, are required to sign a confidentiality and noncompete agreement with the Company restricting the ability of the employee to compete with the Company during his or her employment and for a period ranging from six months to two years thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company. The agreements have an indefinite term, but the employee may terminate employment with the Company at any time.

401(k) Profit Sharing Plan

The Company maintains a 401(k) Profit Sharing Plan (the “401(k) Plan”) which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, all employees of the Company, working at least 20 hours per week, and who have attained age 21 are eligible to participate on the first of the month following their hire date. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a minimum of 1.0% and a maximum of 80.0% of their salary on a pre-tax basis (up to $12,000 per year). Subject to certain Code limitations, the Company may make both matching and additional contributions at the discretion of the Board of Directors of the Company each year. The Company made no contributions during 2003. The Company match was suspended in November, 2001. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

Stock Option Plans

1995 Stock Option Plan. On December 20, 1995, the Company’s directors and shareholders adopted the 1995 Stock Option Plan (the “Plan”) for employees who are contributing significantly to the business of the Company or its subsidiaries as determined by the Company’s Board of Directors or the committee administering the Plan. The Plan currently provides for the grant of incentive and non-qualified stock options to purchase up to 13,000,000 shares of Common Stock at the discretion of the Board of Directors of the Company or a committee designated by the Board of Directors to administer the Plan.

The option exercise price of incentive stock options must be at least 100% (110% in the case of a holder of 10% or more of the Common Stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Plan. Incentive stock options granted pursuant to the Plan will expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company. Options granted under the Plan typically vest over a period of four to five years. As of April 15, 2004, options to purchase 6,299,216 shares of Common Stock were outstanding pursuant to the Plan. In addition, non-qualified options to purchase 232,700 shares of Common Stock have been granted by the Company outside of the Plan and remain outstanding.

During 2003, options to purchase 190,000 shares were issued under the Plan to the Named Executive Officers. See “Executive Compensation.”

Directors Plan. The Company’s directors and shareholders have adopted the Non-Management Directors’ Stock Option Plan (the “Directors Plan”). The purpose of the Directors Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of Common Stock by non-employee directors of the Company and to help the Company secure and retain the services of such non-employee directors. The Directors Plan is intended to be a self-governing formula plan. To this end, the Directors Plan requires minimal discretionary action by any administrative body with regard to any transaction under the Directors Plan. Eligible persons under the Directors Plan are directors of the Company who are not employees of the Company or any affiliate of the Company (“Outside Directors”). A maximum of 300,000 shares of Common Stock have been reserved by the Company for issuance pursuant to options under the Directors Plan, which number is subject to adjustment in certain circumstances in order to prevent dilution or enlargement. Each Outside Director is granted an option to purchase 25,000 shares of Common Stock upon joining the Board of Directors of the Company. Thereafter, each person who is an Outside Director as of the last business day of each fiscal year during the term of the Directors Plan shall receive an option to purchase 15,000 shares of Common Stock as of such date.

Equity Compensation Plan Information

The following table provides disclosure of the number of securities (in thousands) to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, all as of December 31, 2003, aggregated into two categories – plans that have been approved by shareholders and plans that have not:

Equity Compensation Plans	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Approved by shareholders:
1995 Stock Option Plan	7,069	$10.61	906
1997 Directors Stock Option Plan	233	$10.81	67
1998 Employee Stock Purchase Plan	—	—	954

	7,302	$10.62	1,927
Not approved by shareholders:	—	—	—

Total:	7,302	$10.62	1,927

CERTAIN RELATIONSHIPS AND TRANSACTIONS

On January 31, 2004 the Company completed a tax-free split-off of its enterprise software business, now known as BlueCube Software, to Erez Goren, the Company’s former Co-Chairman of the Board and Co-Chief Executive Officer. The split-off transaction received the approval of approximately 70% of the disinterested shareholders of Radiant at the special meeting of shareholders held on January 30, 2004. Approval of a majority of the disinterested shareholders was a condition to the closing of the transaction. Pursuant to the terms of the Share Exchange Agreement, Radiant contributed specified assets and liabilities of the enterprise software business, together with $4.0 million in cash, to the newly formed subsidiary, and then transferred all of the shares of the new company to Erez Goren in exchange for the redemption of 2.0 million shares of common stock of the Company. The shares redeemed represented approximately 7.0% of the Company’s outstanding shares. The consideration for the transaction was determined based on arms-length negotiations between Mr. Goren and the special committee of the Company’s independent directors. Mr. Goren also entered into a Noncompetition Agreement with Radiant in connection with the split-off transaction.

Radiant has a contractual obligation for performance under certain existing customer contracts that have not been assigned to BlueCube because they require the consent of the customer (Legacy contracts). Under a Reseller and Services Agreement, BlueCube is obligated to fulfill the terms of these agreements, including providing hosting, support, maintenance and professional services. BlueCube will act as Radiant’s subcontractor, and indemnify Radiant for any losses associated with its performance or non-performance of the contract obligations. Additionally, Radiant maintains rights to access product source code and information needed to fulfill contract obligations if BlueCube fails to perform. For a limited number of existing customer contracts, Radiant and BlueCube have shared liability, which includes penalties, for a period of 18 months after January 31, 2004, based upon the revenue received by each party under the contract. For one of these contracts, milestones defined in the original contract were amended. Failure to meet these amended milestones could result in penalties and/or losses, the amount of which cannot be estimated. In management’s opinion, it is not probable that Radiant will incur penalties/losses on this contract. In addition to the initial cash included in the transaction there is approximately $4.4 million of unearned revenue that will be transferred to BlueCube. The cash for the unearned revenue will be transferred upon the assignment of customer contracts or the performance of obligations associated with Legacy contracts. Management expects the majority of this cash to be transferred over the next 18 months.

Radiant has agreed to sublease a portion of Radiant’s property, currently under an operating lease, to BlueCube. This sublease will expire concurrently with Radiant’s operating lease on the property in January 2013. BlueCube has the right to early termination beginning on January 31, 2007, and must provide Radiant with an 18 month notice that early termination will occur. Aggregate future minimum lease payments under this sublease agreement as of January 31, 2004, are approximately: $1.2 million in 2004, $1.3 million in 2005, $1.5 million for years 2006 through 2010, and a total of $3.0 million over the remaining 25 months of the lease. In conjunction with this sublease agreement, Radiant and BlueCube entered into a right of refusal and option agreement pertaining to real property currently owned by Radiant and adjacent to the property being subleased by BlueCube. Under this agreement, BlueCube has an option to purchase the real property at a stated value, which management believes is the fair value at the time of the split-off. BlueCube has the right of refusal if Radiant obtains an offer to sell the real property to another party. The exercising of this right will result in BlueCube purchasing the real property at a price based on a formula and the third-party offer obtained by Radiant. This agreement is subordinate to a right of first refusal with a third-party.

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for: (i) setting the Company’s compensation philosophy and policies; (ii) review and approval of pay recommendations for the executive officers of the Company; and (iii) initiation of all compensation actions for the Chief Executive Officer of the Company.

The Company’s compensation policies have been designed to align the financial interests of the Company’s management with those of its shareholders, and reflect the nature of the Company by taking into account the Company’s operating environment and the expectations for continued growth and enhanced profitability. Compensation for each of the Company’s executive officers consists of a base salary, and in some cases, an annual performance bonus and/or stock options. The Company does not currently provide executive officers with other long term incentive compensation other than the ability to contribute a portion of their earnings to the Company’s 401(k) Plan.

The Compensation Committee’s philosophy is that the predominant portion of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company’s compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company’s ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

The Compensation Committee is responsible for reviewing salary recommendations for the Company’s executives and then approving such recommendations, with any modifications it deems appropriate. The annual salary recommendations (for executive officers other than the Chief Executive Officer) are made under the ultimate direction of the Chief Executive Officer, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive’s past and expected future performance. Similarly, the base salary of the Chief Executive Officer is determined based on a review of competitive compensation data, the Chief Executive Officer’s overall compensation package, and an assessment of his past performance and expected future performance in leading the Company.

The amount of any annual bonus to be paid to executive officers is determined based upon an evaluation of such factors as individual performance, increases in the Company’s revenue, net income, net income per share and market penetration, as well as the executive’s contribution to the Company’s performance.

Stock options represent a substantial portion of compensation for the Company’s executive officers. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the Company’s stock price increases. Generally, grants vest in equal amounts over a period of five years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive’s position with the Company and an evaluation of the executive’s past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives’ compensation more closely aligns such executives’ interests with those of the Company’s shareholders, since the ultimate value of such compensation is linked directly to stock price.

The Compensation Committee will continually evaluate the Company’s compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company’s shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

James S. Balloun

J. Alexander Douglas, Jr.

Michael Z. Kay

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of The Nasdaq Stock Market Index and the Nasdaq Computer and Data Processing Stock Index for the period commencing on December 31, 1998 and ending December 31, 2003 (the “Measuring Period”). The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 on December 31, 1998. The change in cumulative total return is measured by dividing (1) the sum of (i) the cumulative amount of dividends for the Measuring Period, assuming dividend reinvestment, and (ii) the change in share price between the beginning and end of the Measuring Period, by (iii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

RADIANT SYSTEMS, INC., NASDAQ STOCK MARKET INDEX AND

NASDAQ COMPUTER AND DATA PROCESSING STOCK INDEX

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Radiant Systems, Inc.	$100	$544.92	$416.74	$233.78	$195.77	$170.76
Nasdaq Stock Market Index	$100	$180.85	$114.50	$88.38	$61.84	$94.00
Nasdaq Computer and Data Processing Stock Index	$100	$212.92	$109.31	$85.48	$57.36	$73.50

ASSUMES $100 INVESTED ON DECEMBER 31, 1998 IN RADIANT SYSTEMS, INC.

COMMON STOCK, NASDAQ STOCK MARKET INDEX AND

NASDAQ COMPUTER AND DATA PROCESSING STOCK INDEX

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP served as independent auditors of the Company for the fiscal year ended December 31, 2003 and has been selected to serve as the independent auditors of the Company for the 2004 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees Paid to Independent Public Accountants

The following table shows the aggregate fees for professional services rendered to the Company by its independent auditors, Deloitte & Touche, LLP, for the years ended December 31, 2003 and 2002, were as follows:

	2003	2002
Audit Fees (1)	$183,000	$135,000
Audit-Related Fees(2)	$49,000	$43,000
Tax Fees	—	—
All Other Fees (3)	$255,000	—

TOTAL	$487,000	$178,000

(1)	Primarily includes fees related to audits of the financial statements of the Company; reviews of financial statements and disclosures in SEC filings; and comfort letters and consents.

(2)	Primarily includes fees related to accounting consultations and reviews of Form 8-Ks in 2003; and consultation related to SEC comment letter in 2002.

(3)	Procedures related to proxy statement for the split-off of the enterprise software business (BlueCube) and due diligence related to the acquisition of Aloha Technologies.

Audit Committee Pre-Approval Policy

The services performed by the independent accountant in 2003 were pre-approved by the audit committee of our board of directors. Any requests for audit, audit-related, tax and other services must be submitted to the audit committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings.

Change in Independent Public Accountants

On July 18, 2002, the Company dismissed its independent auditors, Arthur Andersen LLP, and on the same date engaged Deloitte & Touche LLP as its independent auditors for the fiscal year ending December 31, 2002. Each of these actions was approved by the Audit Committee of the Company.

Arthur Andersen LLP audited the financial statements for the Company for the fiscal year ended December 31, 2001 and for the fiscal year ended December 31, 2000. Neither of the audit reports of Arthur Andersen LLP for those years contained any adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits for the fiscal years ended December 31, 2001 and 2000 and for the unaudited interim period ended March 31, 2002, there were no disagreements with Arthur

Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or audit procedure or scope which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreement in its report.

Further, prior to the engagement of Deloitte & Touche LLP, neither the Company nor any of its representatives sought the advice of Deloitte & Touche LLP regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company’s financial statements, which advice was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue.

In connection with the audit of the fiscal year ended December 31, 2001 and for the unaudited interim period ended March 31, 2002, Arthur Andersen LLP did not advise the Company that:

(i)	internal controls necessary for the Company to develop reliable financial statements did not exist;

(ii)	information had come to its attention that led it to no longer be able to rely on management’s representations, or that made it unwilling to be associated with the financial statements prepared by management; or

(iii)	there existed a need to expand significantly the scope of its audit, or that information had come to its attention that if further investigated might materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that might prevent it from rendering an unqualified audit report on those financial statements).

The Company provided Arthur Andersen LLP with a copy of the foregoing disclosures and requested Arthur Andersen LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. In July 2002, the Company was advised that Arthur Andersen no longer has the ability to provide such letters, and therefore the Company relied on the provisions of Item 304T(b)(2) to excuse its inability to comply with the requirements of Item 304(a)(3).

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company’s Investor Relations Department, 3925 Brookside Parkway, Alpharetta, Georgia 30022. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2005 annual meeting must be received at the Company’s principal executive offices by March 24, 2005 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. If any proposal is submitted after that date, we are not required to include it on our proxy materials. Proposals should be submitted to the following address: Investor Relations Department, 3925 Brookside Parkway, Alpharetta, GA 30022.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By Order of the Board of Directors,

/s/ John Heyman
JOHN HEYMAN
Chief Executive Officer

Alpharetta, Georgia

July 23, 2004

APPENDIX A

RADIANT SYSTEMS, INC.

AUDIT COMMITTEE CHARTER

I. Purpose of the Audit Committee

The purpose of the Audit Committee of Radiant Systems, Inc. (the “Company”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

II. Composition of the Audit Committee

The Audit Committee shall be comprised of at least three directors each of whom is (i) “independent” under the rules of the Nasdaq Stock Market, Inc., except as permitted by Nasdaq Rule 4350(d) and the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder, (ii) does not accept any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board, (iii) is not an “affiliate” of the Company or any subsidiary of the Company, as such term is defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and (iv) has not participated in the preparation of the financial statements of the Company or any subsidiary at any time during the past three years. Members shall be appointed either by a majority of independent directors or by a nominations committee composed solely of independent directors.

All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and the Committee shall have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication.

III. Meetings of the Audit Committee

The Audit Committee shall meet at least once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV. Responsibilities of the Audit Committee

To carry out its purpose, the Audit Committee shall have the following responsibilities:

1.	with respect to the independent auditors,

(i)	to directly appoint, compensate, retain, oversee, evaluate, and terminate the independent auditors, who must report directly to the Audit Committee;

(ii)	to pre-approve all audit and non-audit services to be provided by the independent auditors; in this regard, the Audit Committee may, in its discretion, (A) delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting, and (B) pre-approve services using pre-approval policies and procedures, provided that (1) such policies and procedures are detailed as to the particular services to be provided, (2) the Audit Committee is informed about each such particular service, and (3) such policies and procedures do not result in the delegation of the Audit Committee’s authority to management;

(iii)	to ensure that the independent auditors shall submit to the Audit Committee annually a formal written statement (the “Auditors’ Statement”) describing all relationships between the independent auditors and the Company, consistent with Independence Standards Board No. 1.;

(iv)	to discuss with the independent auditors any relationships or services disclosed in the Auditors’ Statement that may impact the quality of audit services or the objectivity and independence of the Company’s independent auditors;

(v)	to actively engage in dialogue with the independent auditors with respect to any disclosed relationship or services that may impact the independence of the auditors;

(vi)	to obtain from the independent auditors in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences;

(vii)	to obtain from the independent auditors annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service;

(viii)	to discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner; and

(ix)	to review and approve all related party transactions of the Company;

2.	with respect to financial reporting principles and policies and internal audit controls and procedures,

(i)	to discuss with the independent auditors the matters required to be disclosed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as it may be modified or supplemented;

(ii)	to meet with management, the independent auditors and, if appropriate, the director of the internal audit department:

•	to discuss the scope and results of the annual audit;

•	to discuss the annual audited financial statements and quarterly financial statements;

•	to discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditors, relating to the Company’s financial statements;

•	to discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management; and

•	to discuss any management or internal control letter issued, or proposed to be issued, by the independent auditors to the Company;

(iii)	to inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weakness in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

(iv)	to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; and

(v)	to establish hiring policies for employees or former employees of the independent auditors;

3.	with respect to reporting and recommendations,

(i)	to prepare any report or other disclosures or any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Company’s annual report;

(ii)	to review and reassess the adequacy of this Charter at least annually and recommend any changes to the full Board of Directors;

(iii)	to conduct and present to the Board an annual performance evaluation of itself; and

(iv)	to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

V. Resources and Authority of the Audit Committee

The Audit Committee shall have the authority appropriate to discharge its duties and responsibilities, including the authority to select, engage, retain, terminate, and approve the fees and other retention terms of special or independent counsel and other advisors, as it deems necessary or appropriate to carry out its duties.

The Audit Committee shall have the appropriate funding, as determined by the Audit Committee for payment of (i) compensation to the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; (ii) compensation to any independent counsel or advisers employed by the Audit Committee as it deems necessary; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints John H. Heyman and Alon Goren, or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of RADIANT SYSTEMS, INC. to be held on August 20, 2004, at 10:00 a.m. at the offices of Smith, Gambrell & Russell, LLP, Promenade II Building, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309, and any adjournments or postponements thereof:

1. To elect two (2) Class II directors to the Board of Directors to serve for a term of three years and until their successors are elected and qualified.

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

James S. Balloun and John H. Heyman

INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee’s name in the space provided below.

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please date and sign this Proxy exactly as name(s) appears on the mailing label.

Print Name(s):

NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

Dated: